Exhibit 16.1

AWC LLP

CERTIFIED PUBLIC ACCOUNTANTS

139 Fulton Street, Suite 818B

New York, New York 10038

Tel: (212) 226-9088 FAX: (212) 437-2193

December 30, 2015

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, DC 20549

Re: QKL Stores Inc.

Ladies and Gentlemen:

We have read the statements under item 4.01 in the Form 8-K dated December 30, 2015, of QKL Stores Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Very Truly Yours,

/s/AWC LLP.

AWC LLP